EXHIBIT 99.1
For Immediate Release
QUALMARK CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 FINANCIAL RESULTS
(March 12, 2008) – Denver, Colorado – Qualmark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and electrodynamic systems, today announced financial results for the fiscal quarter and year ended December 31, 2007.
Review of Operating Results
Revenue for the quarter ended December 31, 2007 was $4,480,000 as compared to $4,302,000 for the comparable period in 2006. In accordance with U.S. generally accepted accounting principles (GAAP), net loss for the quarter ended December 31, 2007 was $506,000 or $0.06 per diluted share as compared to net income of $429,000 or $0.05 per diluted share for the comparable period in 2006. Included in the quarter ended December 31, 2007 net loss was a write off of $537,000 of obsolete inventory, a $447,000 impairment write down of goodwill and a $491,000 credit for deferred tax assets, primarily related to the current years net operating loss carry forward. Included in the quarter ended December 31, 2006 net income was a credit of $135,000 for deferred tax assets.
For the year ended December 31, 2007, revenue was $14,477,000 as compared to $16,427,000 for the prior year. Net loss for the year was $583,000 or $0.07 per diluted share as compared to a net income of 1,151,000 or $0.11 per diluted share for the prior year.
Andrew Drenick, Qualmark’s new CEO and President stated, “We are very pleased to report our fourth quarter sales and operating results which included record revenue of just under $4.5 million and a sequential increase in revenue of 65% compared to our third quarter revenue. This revenue jump was accomplished with a rebound in orders in our HALT/HASS business as well as continued growth from Ling Electronics, our electrodynamic business.”
“Our fourth quarter financial and operating results included the write off of obsolete inventory, which had an impact on our gross profit margins, and the write down of goodwill, which affected our operating, pretax and net loss. The fourth quarter also included a $600,000 private placement capital raise that strengthened our balance sheet and enabled us to expand on our product development and customer support activities,” concluded Mr. Drenick.
QualMark’s quarterly conference call to discuss fourth quarter 2007 results will be held today, March 12, 2008 at 11:00 a.m. Eastern Time.
To participate via conference call dial 1-888-318-6430 no later than 10:50 a.m. EST. The leader name is Andrew Drenick. The Qualmark security code to access this earnings call is QUALMARK.

	Quarter Ended				Year Ended
	December 31				December 31
	2007		2006		2007		2006
HALT/HASS segment revenue		$3,263,000		$3,481,000		$10,734,000		$13,366,000
Electrodynamic segment revenue		1,217,000		821,000		3,743,000		3,061,000

Total revenue		4,480,000		4,302,000		14,477,000		16,427,000

Gross profit		1,052,000		1,862,000		5,136,000		6,958,000
Gross profit margin	(1)	23.5%		43.3%	(1)	35.5%		42.4%

(Loss) income from operations	(2)	(915,000)		393,000	(2)	(829,000)		1,379,000
Pretax (loss) income		(994,000)		308,000		(1,139,000)		1,060,000

Net (loss) income	(3)	$(506,000)	(4)	$429,000	(3)	$(583,000)	(4)	$1,151,000

(1)Includes $537,000 for a write off of obsolete inventory

(2)Includes $447,000 for the write down of goodwill

(3)Includes $491,000 for a deferred tax benefit

(4)Includes $135,000 for a deferred tax benefit

Earnings Per Share:
Basic:
Net (loss) income		$(506,000)		$429,000		$(583,000)		$1,151,000
Preferred stock dividends		—		—		—		(156,000)
Accretion of redeemable preferred stock		—		—		—		(183,000)

Net (loss) income available to common shareholders		$(506,000)		$429,000		$(583,000)		$812,000

Basic (loss) earnings per share		$(0.06)		$0.05		$(0.07)		$0.14

Basic weighted average shares outstanding		8,969,000		8,776,000		8,846,000		5,981,000

Diluted:
Net (loss) income		$(506,000)		$429,000		$(583,000)		$1,151,000
Interest expense from convertible debt		—		14,000		—		75,000

Net (loss) income available to common shareholders – Diluted		$(506,000)		$443,000		$(583,000)		$1,226,000

Diluted (loss) earnings per share		$(0.06)		$0.05		$(0.07)		$0.11

Diluted weighted average shares outstanding		8,969,000		9,427,000		8,846,000		10,758,000

Qualmark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 35 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiary, Ling Electronics.
Ling Electronics, headquartered in West Haven, Connecticut is the leader in supplying electrodynamic systems, components, and service to the worldwide vibration test equipment market.
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings; downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
Qualmark Corporation
Anthony Scalese, CFO
303-254-8800
Internet: www.qualmark.com

Investor Relations
Andrew Barwicki, 516-662-9461